Exhibit 99.1

Contacts: Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-506-4422 pelenio@arbor.com	Investors: Stephanie Carrington The Ruth Group 646-536-7017 scarrington@theruthgroup.com

Media:

Bonnie Habyan, EVP of Marketing

516-506-4615

bhabyan@arbor.com

Arbor Realty Trust Closes Third Collateralized Loan Obligation

Uniondale, NY, April 28, 2014 — Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced the closing of a $375 million collateralized loan obligation (CLO) issued by two newly-formed subsidiaries of Arbor. An aggregate of approximately $281 million of investment grade-rated debt was issued and Arbor retained an equity interest in the portfolio of approximately $94 million. The $375 million of collateral includes approximately $68 million of additional capacity to finance future loans for a period of up to 120 days from the closing date of the CLO.

The notes have an initial weighted average spread of approximately 239 basis points over one-month LIBOR, excluding fees and transaction costs. The facility has a two and a half year replenishment period that allows the principal proceeds from repayments of the collateral assets to be reinvested in qualifying replacement assets, subject to certain conditions.

The offering of the notes evidencing the CLO was made pursuant to a private placement. The notes were issued under an indenture and are secured initially by a portfolio of real estate related assets and cash with a face value of approximately $375 million, with real estate related assets consisting primarily of first mortgage bridge loans.

Arbor intends to own the portfolio of real estate-related assets until its maturity and expects to account for this transaction on its balance sheet as a financing. Arbor will use the proceeds of this offering to repay borrowings under its current credit facilities, pay transaction expenses and to fund future loans and investments.

Sandler O’Neill + Partners, L.P. acted as lead placement agent and Chalkhill Partners, L.L.P. acted as European co-placement agent for this transaction. The CLO notes were placed in the United States and in Europe. Certain of the CLO notes were rated by Moody’s Investors Service, Inc. and the CLO notes were rated by DBRS, Inc.

The notes offered pursuant to the CLO are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. is a real estate investment trust, which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 14 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate. For more information about Arbor Realty Trust, Inc., please visit www.arborrealtytrust.com.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.